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                                                                    EXHIBIT 10.3

                              CONSULTING AGREEMENT

         This CONSULTING AGREEMENT (this "Agreement"), made and entered into as of the 10th day of December, 1999, is by and between Steven Ross ("Consultant"), and BugSolver.Com, Inc., a Delaware Corporation (the "Company").

                                WITNESSETH THAT:

         WHEREAS, the Company desires to engage the Consultant in the capacity hereinafter stated, and the Consultant desires to enter into an engagement with the Company in such capacity for the period and on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and the Consultant as follows:

         1. Consulting Period. The Company hereby agrees to employ the Consultant as its Chief Executive Officer, and the Consultant, in such capacity, agrees to provide services to the Company for the period (the "Consulting Period") beginning on the date first above written and ending, subject to Section 5, on March 31, 2000, which is the date 110 days after the date hereof (the "Termination Date"). This Agreement will automatically renew for successive ninety-day periods unless either party gives the other written notice of termination as described in Section 5 hereof, with each such renewal period being considered an extension of the Consulting Period.

         2. Board of Directors. The Consultant hereby agrees to serve as a member of the Board of Directors of the Company. The Company agrees that, without limiting any rights of Consultant under the Company's certificate of incorporation, (a) Consultant's liability as a director shall be limited to the maximum extent permitted by law,
            (b) Consultant shall be indemnified and held harmless by the Company from and against any and all losses, liabilities, claims, expenses and the like incurred by or asserted against Consultant as a director, to the maximum extent permitted by law and (c) prior to the Company's filing of a registration statement with respect to an initial public offering, the Company shall have obtained Directors and Officers liability insurance providing insurance for the Consultant against liability as a director of the Company, and the maintenance of that insurance shall be a condition to Consultant so serving during the process of filing and having declared effective such registration statement.

         3. Performance of Duties. The Consultant agrees that, during the Consulting Period, as requested by the Board of Directors of the Company, the Consultant will provide his best efforts, professional energy and talent to serving as Consultant and a board member in the best interests of the Company. Consultant will perform, among other duties consistent with the position of Chief Executive Officer, those tasks and duties listed on Exhibit A attached hereto.

         4. Compensation. Subject to the terms and conditions of this Agreement, during the Consulting Period, the Consultant shall be compensated by the Company for his services as follows:

            (a) The Consultant shall receive a consulting fee of $20,000 for each month he is engaged as a Consultant by the Company under this Agreement (the "Consulting Fee"), payable on the first day of each month during the Consulting Period.
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            (b) The Consultant shall receive, as a "signing bonus" in
                consideration for (i) his agreement to enter into this Agreement and (ii) his payment to the Company of $300 (which shall be credited against his first month's payment of the Consulting
                Fee), 30,000 shares of the Company's Common Stock, $.01 par value (the "Common Stock"), which shares shall constitute 1% of the number of shares of Common Stock initially to be issued to TekInsight.Com, Inc.

            (c) Following both (i) the first renewal of this Consulting
                Agreement for an additional Consulting Period and (ii) the successful completion of a private placement of securities by the Company the gross proceeds of which to the Company shall equal at least $10,000,000 (the "Private Placement"), the Company shall grant to the Consultant five-year options (the "Options") to purchase that number of shares of the Company's Common Stock as shall equal 4% of the outstanding shares of Company Common Stock immediately following completion of the Private Placement (the "Options"), which Options shall be exercisable at the price at which shares of the Common Stock are issued by the Company in the Private Placement. The Options shall vest one year from the closing date of the Private Placement (the "Vsting Date"); provided, that in the -------- event that the Company completes an initial public offering of its securities prior to the Vesting Date. the Options shall vest on the closing date of such initial public offering. Upon the termination of the Consulting Agreement by either party hereto, the Options which have not vested at such time shall automatically become null and void

            (d) The Consultant shall promptly be reimbursed for reasonable expenses incurred in the performance of his duties hereunder; provided, that he shall furnish an itemized account satisfactory to the Board of Directors in substantiation of such expenditures.

            (e) In connection with the issuance of shares of Common Stock and the granting of the Options to the Consultant, the Consultant agrees that he shall execute sand deliver to the Company such agreements and instruments as counsel to the Company shall deem necessary in order for the Company to comply with applicable federal and state securities laws.

         5. Termination. This Agreement shall terminate upon the occurrence of any of the following:

            (a) Without Cause. Either party may terminate this Agreement upon thirty (30) days' written notice.

            (b) Discharge for Cause. The Board of Directors of the Company may
                terminate this Agreement if:

                (i) The Consultant is or becomes habitually addicted to drugs or alcohol.

                (ii) The Consultant discloses confidential information in violation of Section 6.

                (iii) The Consultant, voluntarily or involuntarily, steps down from the Board of Directors of the Company.

                (iv) The Company is directed by regulatory or governmental authorities to terminate the engagement of the Consultant or the Consultant engages in activities that result in actions to be taken by regulatory or governmental

                                      -2-
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                      authorities that have a material adverse effect on the
                      Company.

                (v) The Consultant is convicted of or pleads nolo contendere to any felony involving moral turpitude or to any crime in connection with his duties hereunder which causes substantial detriment to the Company, but specifically shall not include traffic offenses.

                (vi) The Consultant breaches his duties under this Agreement in any material respect, and that breach is not cured within ten (10) days of notice thereof from the Company to the Consultant. Such notice will only be required for the first said breach.

                (vii) The Consultant engages in any misconduct that has a
                      material adverse effect on the Company.

               (viii) The Consultant commits an act of fraud against the
                      Company or any client of the Company.

         6. Confidential Information. Except as may be required by the law or to enforce the provisions of this Agreement, the Consultant agrees (a) to keep secret and confidential indefinitely all non-public information concerning the Company and its affiliates which was acquired by or disclosed to the Consultant during the course of his engagement by the Company, including information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statements), costs, operations, financial data and plans (whether past, current or planned) and (b) not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or use it in any way other than to perform its obligations hereunder; provided, however, that the provisions of this Section 6 shall not apply to information (a) which is in the public domain, (b) which was disclosed to the Consultant by independent third parties who, to Consultant's knowledge, were not bound by an obligation of confidentiality or (c) which the Consultant is required to disclose in order to respond to a summons or subpoena or in connection with any litigation; and provided further, that the Company recognizes that the Consultant shall, during the course of his engagement with the Company, acquire certain general information regarding the financial condition, borrowing trends and business operations of the Company's customers and agrees that the provisions of this Section 6 shall not apply to the use of such general information; provided that the use of such information does not violate applicable Federal or state laws. The Consultant further agrees that he will not make any statement or disclosure of information gained by him in connection with the performance of duties under this Agreement which would be prohibited by applicable Federal or state laws.

         7. Successors. This agreement shall be binding on, and inure to the benefit of, the Company and its successors and assigns and any person acquiring all or substantially all of the Company's assets and business, whether by merger, consolidation, purchase of assets or otherwise.

         8. Nonalienation. The interests of the Consultant under this Agreement are not subject to the claims of his creditors, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered.

         9. Remedies. The Consultant acknowledges that the Company may be irreparably injured by a violation of Section 6, and agrees that the Company shall be entitled to an injunction restraining the

                                      -3-
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             Consultant from any actual or threatened breach of Section 6, or to any other appropriate equitable remedy without bond or other security being required.

         10. Waiver of Breach. The waiver by either the Company or the Consultant of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Company or the Consultant.

         11. Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when delivered by hand or by facsimile with confirmation back, one day after delivery to an overnight courier of national reputation (for next day delivery) or three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

             (a) to the Consultant addressed as follows:
                 Steven Ross
                 2 Leesbury Court
                 Newport Beach, CA 92660

             (b) to the Company addressed as follows:
                 BugSolver.Com, Inc.
                 C/o TekInsight.Com, Inc.
                 5 Hanover Square
                 New York, NY 10004

         12. Amendment. This Agreement may be amended or cancelled by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

         13. Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of New York, without regard to its principles of conflict of laws.

         14. Termination. All of the provisions of this Agreement shall terminate upon the expiration of the Consulting Period, as it may be extended, except that the obligations of Section 6 shall not terminate and shall remain in effect indefinitely.

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         IN WITNESS WHEROF, the Consultant and the Company have executed this
Consulting Agreement on the ______ day of December, 1999.


STEVEN ROSS                                     BUGSOLVER.COM, INC.



By:___________________________                  By:_____________________________
          Steven Ross

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                                    EXHIBIT A

Steven Ross's duties, as a Consultant to BugSolver.Com, Inc, shall include the following:

He shall devise and write a comprehensive business plan.

He shall help arrange and supervise beta testing.

He shall solicit and enter into vendor relationships.

He shall supervise the marketing of the BugSolver Web site and develop a strategy to promote the BugSolver Web site.

He shall actively participate in BugSolver's efforts to raise capital through a private placement.

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